Exhibit B

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

SECURED CONVERTIBLE PROMISSORY NOTE

$750,000	November 27, 2023

FOR VALUE RECEIVED, Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of John K. Scott, Jr., or his registered assigns (the “Lender”), the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), plus interest at a rate equal to eight percent (8%) per annum, compounded monthly, on the unpaid principal balance until this Note is paid in full or otherwise converted pursuant to Section 4 below. Interest shall be calculated on the basis of a three hundred sixty (360) day year, based on the actual number of days elapsed thereon. All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as the Lender may designate in writing to the Borrower.

1.            Maturity Date. Subject to the conversion of this Note pursuant to Section 4 below, the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on April 10, 2025 (the “Maturity Date”).

2.            Default Rate. All overdue amounts under this Note shall bear interest, payable in demand, at the rate of twelve percent (12%) per annum (based on the actual number of days elapsed in a 360-day calendar year) (the “Default Rate”) from the date of such non-payment until such amount is paid in full.

3.            Prepayment. With ten (10) days prior written notice to the Lender, this Note may be prepaid, in whole or in part, at any time and from time to time without premium or penalty. The Lender may elect to convert all or any portion of this Note during such ten (10) day period.

4.	Note Conversion.

4.1.          Optional Conversion. The Lender may at any time prior to the Maturity Date convert any or all of the outstanding principal amount and accrued but unpaid interest on this Note into the Company’s Common Stock at a conversion price of seven cents ($0.07) per share (subject to adjustment as set forth herein).

4.2.          Conversion Procedure.

4.2.1          Mechanics and Effect of Conversion. To convert this Note, the Lender shall deliver written notice to the Borrower, which notice shall specify the principal amount of the Note and accrued and unpaid interest under the Note to be converted (the “Conversion Amount”). Any such conversion shall be effective as of the close of business on the date such written notice is delivered to the Company. Before the Lender shall be entitled to receive evidence of the number of shares of Common stock issuable upon such conversion (the “Conversion Shares”), the Lender shall surrender this Note, duly endorsed, at the principal office of the Borrower. The Borrower shall, as soon as practicable thereafter but in no event more than two (2) business days, issue and deliver to the Lender a certificate or certificates for the number of Conversion Shares to which the Lender shall be entitled upon such conversion (or, if the Conversion Shares are not certificated, the Borrower shall deliver to the Lender an electronic confirmation of issuance of such Conversion Shares issued to the Lender hereunder), together with a check payable to the Lender for any amounts payable in lieu of fractional shares as described below, if applicable. Upon the conversion of this Note, the Borrower shall be released from all its obligations and liabilities under this Note only with respect to the Conversion Amount.

4.2.2          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Borrower issuing any fractional shares of Common Stock, the Company shall pay to the Holder an amount equal to the product of (i) any such fractional amount, multiplied by (ii) the conversion price.

4.3           Conversion Price Adjustment. If the Company, at any time while the Note is outstanding shall (A) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide the outstanding Common Stock of the Company into a larger number of shares, or (C) combine the outstanding Common Stock of the Company into a smaller number of shares, then the conversion price shall be proportionately adjusted. Any adjustment made pursuant to this Section 6.3 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

4.4           Borrower Conversion Call. If, at any time after the issuance date, the average closing price of the Borrower’s common stock equals or exceeds $1.00 per share (as adjusted for any stock split, stock dividend or stock combination) for ten (10) consecutive trading days on the market or exchange on which the Company’s Common Stock is then listed or quoted, the Borrower shall have the right to provide written notice (the “Conversion Call Notice”) to the Lender to convert all of the outstanding principal amount and accrued but unpaid interest on the Note into shares of the Borrower’s Common Stock. If the Lender shall fail to deliver a written notice of conversion to the Borrower to convert the Note into Common Stock within ten (10) days after receiving the Conversion Call Notice, the Lender shall forfeit any and all conversion rights under this Section 4.

5.            Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

5.1           The Borrower fails to pay when due any principal or interest payable hereunder, and such failure to pay continues for a period of five (5) calendar days following written notice of such non-payment by the Lender to the Borrower;

5.2          Any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law is instituted by or against the Borrower and has been consented to or acquiesced in by the Borrower or remains undismissed for sixty (60) days, or an order for relief has been entered against the Borrower, or the Borrower takes any action, corporate or otherwise, to approve institution of, or acquiescence in, such a proceeding;

5.3          Any dissolution or liquidation proceeding is instituted by or against the Borrower and, if instituted against the Borrower, is consented to or acquiesced in by the Borrower, or remains undismissed for sixty (60) days, or the Borrower takes any corporate action to approve the institution of, or acquiesces in, such a proceeding.

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6.            Remedies Upon Event of Default. Upon the occurrence an Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may, at its option, by written notice to the Borrower, (x) declare all advances and all other amounts payable under this Note immediately due and payable and/or (y) exercise any or all of its rights, powers, or remedies under the Security Agreement or applicable law. The failure of the Lender to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default by Borrower. In the event a proceeding is filed for purposes of collection of amounts owed under or enforcement of this Note, then the Lender shall be entitled to recover from Borrower costs of court and reasonable attorneys’ fees and expenses incurred in connection with such proceedings.

7.            Security. As security for the payment in full of all of the Borrower’s obligations under this Note, the Borrower hereby pledges and assigns to Lender, and grants to Lender, a continuing lien on and security interest in, all of the Borrower’s right, title and interest in, to and under all of the Borrower’s assets, whether now owned or existing or hereafter arising or acquired and wheresoever located, together with all products and proceeds of the foregoing, as specified in that certain Security Agreement dated as of April 10, 2022, as amended by the First Amendment to Security Agreement dated as of April 25, 2023 and the Second Amendment to Security Agreement dated as of November 24, 2023 (the “Security Agreement”) by the Borrower in favor of the Lender as the secured party.

8.            Miscellaneous.

8.1           In no event shall the amount of interest (and any other sums or amounts that are deemed to constitute interest under applicable legal requirements) due or payable hereunder (including interest calculated at the Default Rate) exceed the maximum rate of interest designated by applicable legal requirements (the “Maximum Amount”), and in the event such excess payment is inadvertently paid by Borrower or inadvertently received by Lender, then such excess sum shall be credited as a payment of principal on this Note (without imposition of a prepayment penalty or other charge), and if in excess of the outstanding principal amount of this Note, such excess shall be immediately returned to Borrower upon such determination. It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly, interest in excess of the Maximum Amount.

8.2           All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, employees or agents) will be commenced in any Federal or State Court in the Colorado (the “Colorado Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any Colorado Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.3            If Lender commences a proceeding to enforce any provision of this Note, then Lender shall be reimbursed by the Borrower for its attorneys’ fees and other costs and expenses incurred with the investigation preparation and prosecution of such proceeding.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Note to be effective as of the date first set forth above.

BORROWER:

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Craig Dais
Name: Craig Dais
Title: Chief Financial Officer

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